EMPLOYMENT SEPARATION AGREEMENT AND GENERAL RELEASE

THIS EMPLOYMENT SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement") is made and entered into effective as of the 30th day of September, 2014 (the "Effective Date"), by and between Andrew Birnbaum ("Executive") and Vapor Hub International Inc., a Nevada corporation ("Company").

RECITALS

A.

Executive formerly served as Chief Executive Officer and as a director of the Company and resigned from said positions effective as of July 8, 2014 (the "Resignation Date").

B.

Company and Executive desire to enter into this Agreement to set forth the terms of Executive’s separation from the Company.

AGREEMENT

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.

Resignation and Termination of Employment.  Executive acknowledges and agrees that his employment with Company ended and terminated effective as of the Resignation Date. Executive further acknowledges and agrees that (a) Company has fully paid and satisfied all amounts properly due and owing to Executive and/or his affiliates as a result of his employment with the Company through and including the Resignation Date and (b) that in the absence of this Agreement, Executive and/or his affiliates would not be entitled to any other payments whatsoever as a result thereof, including for expense reimbursement. The parties will characterize Executive's departure from Company as a voluntary resignation on amicable terms.

2.

Termination of Employment Letter and Forfeiture of Rights.  Each of the Parties hereby acknowledges and agrees that effective as of the Resignation Date, without any further action by Company or Executive, any remaining obligations under that certain Interim Agreement for the Appointment of the Chief Executive Officer dated March 24, 2014 by and between Executive, his affiliates and the Company (the “Letter Agreement”) are terminated and of no further force or effect and neither Company nor Executive and/or his affiliates shall have any further rights, obligations, duties or powers thereunder.  For the sake of clarity, effective as of the Resignation Date, without any further action by Company or Executive, neither Executive nor his affiliates shall have any current or future right to any ownership or equity interest in Company, and any right and/or interest Executive has to the 6,600,000 shares referred to in the Letter Agreement is hereby waived and forfeited.

3.

Severance Payment. Following the Effective Date, provided Executive does not rescind the releases set forth herein, Company shall pay Executive an amount equal to $15,000 (the "Severance Payment"). Subject to the conditions set forth in the previous sentence, Company shall pay the Severance Payment in the form of one lump sum payment of $15,000 within ten (10) days following the execution of this Agreement.

4.

Non-Admission of Discrimination or Wrongdoing.

4.1

This Agreement shall not in any way be construed as an admission by Company or Executive that they acted wrongfully with respect to the other, or any other person or entity. Each of Company and Executive specifically disclaims any liability to or wrongful acts against the other or any other person or entity, on the part of itself or himself and their respective parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors, assigns, heirs, executors or administrators.

4.2

Executive acknowledges and agrees that he has not suffered any discrimination and/or harassment in terms, conditions or privileges of his employment based on age, race, gender, religious creed, color, national origin, ancestry, physical disability, mental disability, medical condition, marital status, sexual orientation, or on any other basis. Executive acknowledges and agrees that he has no claim for employment discrimination and/or harassment under any legal or factual theory.

4.3

Neither party may at any time make any statement, written or oral, that could reasonably be expected to disparage the other party (including, in the case of the Company, any of its officers, directors, employees and agents) or that could reasonably be expected to be detrimental to the reputation or stature of the other party (including, in the case of the Company, any of its officers, directors, employees and agents).

5.

Agreements of Executive.

(a)

Executive agrees that, on or before the Effective Date, he will turn over to Company any Company Materials (as defined below) that he has in his possession, custody or control (whether directly or indirectly) as of such date.

(b)

Executive shall provide Company with information relating to Executive’s tenure with Company, as may be reasonably requested by Company from time to time.

6.

Trade Secrets and Agreements Not to Solicit and Not to Interfere; Company's Right to Seek Injunctive Relief.

6.1

Definitions.

(a)

“Company Materials” means any and all of the Company’s equipment, devices and other property and documents and other media that contain or embody information relating to the Company and all manifestations of Proprietary Information (as defined below).

(b)

“Inventions” means any and all inventions and improvements (whether or not patentable), works of authorship, derivative works, trade secrets, technology, computer programs or software, algorithms, formulas, compositions, ideas, designs, processes, techniques, know-how and data made, conceived, reduced to practice or developed by Executive (in whole or in part, either alone or jointly with others).

(c)

“Proprietary Information” means any and all information, knowledge and data obtained from the Company (whether conveyed visually, orally or in writing) concerning the Company’s actual or anticipated business, research, developments, products, services or finances including, without limitation, algorithms, trade secrets, computer programs and software, source code, data structures, databases, scripts, application programming interfaces, protocols, drawings, designs, mask works, formulas, technology, ideas, know-how, products, features and modes of operation, services, customer and supplier lists and compilations containing customer or supplier information, contacts at or knowledge of clients or prospective clients, finances, processes, schematics, specifications, techniques, compositions, inventions and improvements (whether or not patentable), patent applications, discoveries, works of authorship, derivative works, technical, business, financial, customer and product related plans, analyses, compilations, studies, forecasts and strategies, the salaries, terms of compensation, skill levels, duties and other terms of employment of other employees, the terms and existence of third party agreements, negotiations with third parties, and information which is received in confidence by or for the Company from any third party subject to a duty on the Company’s part to maintain the confidentiality of such information.

(d)

“Rights” means any and all patent rights, copyright rights, trademark rights, trade secret rights, mask work rights, sui generis database rights, industrial design rights and all other intellectual property, industrial property and proprietary rights recognized anywhere in the world, now or in the future.

6.2

Proprietary Information.  All Proprietary Information and all Rights in connection therewith are the sole property of the Company and its successors and assigns.  Executive hereby irrevocably assigns to the Company, and its successors and assigns, any and all Rights Executive may have in Proprietary Information.  Executive understands, acknowledges and agrees that it would be extremely damaging to Company if such Proprietary Information were disclosed to a competitor or made available to any other person or entity. Executive understands and agrees that such Proprietary Information has been disclosed to Executive in confidence, that he will keep such Proprietary Information secret and confidential and that he will not in any way use, distribute or disclose such Proprietary Information.  The foregoing restrictions shall not apply to any information that (i) is or becomes publicly known through lawful means; (ii) was rightfully in Executive’s possession or part of Executive’s general knowledge prior to his employment by the Company as specifically identified in Attachment A hereto; or (iii) is disclosed to Executive without confidentiality obligations or restrictions on use or disclosure by a third party who rightfully possesses the information (without confidentiality obligations or restrictions on use or disclosure) and who did not receive such information, directly or indirectly, from the Company.  By signing this Agreement, Executive acknowledges and agrees that the identities, goals, needs and strategic plans of individuals and entities currently or prospectively served by the Company (“Clients”), and the terms on which such Clients do business or seek to do business with the Company, (all of the foregoing, “Client Information”) has independent economic value to the Company and is not readily ascertainable from public sources.  Executive further understands that the Company has expended considerable time and effort to develop, compile and protect the secrecy of Client Information, and has expressly identified Client Information to Executive as a valuable trade secret of the Company.  Executive further acknowledges and agrees that all Company Materials are the sole property of the Company.

6.3

Intellectual Property.

(a)

Executive agrees that all Inventions developed during his employment and all Rights therein are the sole property of the Company and its successors and assigns.  Subject to Section 6.3(b) below, Executive hereby irrevocably assigns to the Company, and its successors and assigns, without further consideration, all of Executive’s right, title and interest in and to any and all Inventions and Rights developed during the period of Executive’s employment with the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is provided in Attachment B hereto.  No assignment in this Agreement shall extend to Inventions, the assignment of which is prohibited by California Labor Code Section 2870.

(b)

Executive acknowledges and agrees that each original work of authorship which is made by Executive (in whole or in part, either alone or jointly with others) within the scope of Executive’s employment and which is protectable by copyright (collectively, “Work”) is a “work made for hire” as defined in the United States Copyright Act (17 U.S.C., Section 101).

(c)

If any Invention assigned hereunder or any Work is based on, or incorporated in, or is an improvement or derivative of, or cannot be reasonably made, used, modified, maintained, supported, reproduced and sold or distributed without using or violating technology or rights owned or licensed by Executive and not assigned hereunder, Executive hereby grants the Company and its successors and assigns a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive and sublicensable right and license to make, use, sell, offer for sale, copy, adapt, distribute, display, publicly perform, exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any Work or assigned Invention (including modifications, improvements and derivatives thereof) or any Rights.

(d)

Executive agrees to perform all acts deemed necessary or desirable by the Company to permit and assist Company, at the Company’s expense, in evidencing, perfecting, applying for, prosecuting, obtaining, maintaining, defending and enforcing in any and all countries all Rights relating to any Work or in any Invention assigned to the Company hereunder and the assignment thereof. Such acts may include, without limitation, execution and delivery of documents and assistance or cooperation in legal proceedings.  Executive also agrees to assign all rights, title and interest in and to any particular Invention to a third party including, without limitation, the United States Government, as directed by the Company.  Should the Company be unable to secure Executive’s signature on any document necessary to evidence, perfect, apply for, prosecute, obtain, maintain, defend or enforce any Rights relating to any Work or assigned Invention, whether due to Executive’s mental or physical incapacity or any other cause, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact, with full power of substitution, to act for and on Executive’s behalf and instead of Executive, to execute, verify and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive and Executive acknowledges that the foregoing power is coupled with an interest.  Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any Rights assigned hereunder.

(e)

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”).  To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such waiver and consent.  Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

(f)

Attachment A contains a complete list of all Inventions developed by Executive prior to the commencement of Executive’s employment with the Company to which Executive claims ownership as of the date of this Agreement.  Executive acknowledges and agrees that such list is complete.  If no such list of Inventions is attached to this Agreement, Executive represents that Executive has no such Inventions at the time of signing this Agreement.  With respect to all Inventions set forth on Attachment A hereto, Executive hereby grants the Company and its successors and assigns a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, non-exclusive and sublicensable right and license to make, use, sell, offer for sale, copy, adapt, distribute, display, publicly perform, exploit and exercise all such Inventions in any and all media in connection with its business, as now conducted or as may be conducted in the future.

6.5

Executive further agrees that for a period of twelve (12) months from the Resignation Date (the "Restricted Period"), Executive shall not, directly or indirectly, solicit or encourage any employee, officer or consultant of Company to (i) terminate his or her employment relationship or business relationship with Company or (ii) work for any Competitive Business (as defined below), it being understood and agreed that nothing in this Agreement is intended to prevent Executive from working for a Competitive Business during the Restricted Period. Executive acknowledges and agrees that Company depends on the services and contributions of its employees and personnel, including certain key employees and personnel of Company who have pre-existing business and personal relationships with Executive and who were initially introduced to Company by Executive. Executive acknowledges and understands that the loss of the services of any such key employees or personnel by Company could materially and adversely affect Company's business, operations and prospects, and the covenants, agreements and obligations set forth in this Section 6 are a material inducement to Company's execution of this Agreement and its agreement to enter into the obligations (including payment obligations) set forth herein.

6.6

Executive further covenants and agrees that during the Restricted Period, Executive shall not, either directly or indirectly, for himself, (i) induce or attempt to induce any employee, officer or consultant of Company to supply confidential business information or trade secrets of Company to any third person, firm or corporation, including, without limitation, any Competitive Business, or (ii) induce or attempt to induce any Customer, supplier, vendor, licensee, licensor or other business relation of Company to cease doing business with Company or in any way interfere with the relationship between any such Customer, supplier, vender, licensee, licensor or other business relation and Company. For the purposes of this Section 6, (a) "Business" means the business in which Company is engaged, namely, the manufacturing, marketing, promotion and sale of vaping devices and related accessories; (b) "Customer" means any person or entity to whom or to which Company has sold products or services, or solicited to sell products or services, at any time during the twelve (12)-month period ending on the Effective Date; (c) "Competitive Business" means any business, venture or division of any entity engaged in the business of manufacturing, marketing, promoting and/or selling vaping devices and related accessories; and (d) "directly or indirectly" means (A) Executive acting as an agent, representative, consultant, officer, director, independent contractor, or employee of any third person, firm or corporation, including, without limitation, any Competitive Business, or (B) Executive participating as an owner, partner, limited partner, joint venturer, creditor (other than as a trade creditor in the ordinary course of business) or shareholder (except as a shareholder holding less than a one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over the counter market, provided that Executive does not participate in the management or operation of such corporation) in any third person, firm or corporation, including, without limitation, any Competitive Business; or (iii) communicating proprietary or confidential information or trade secrets concerning any past, present or identified prospective client or Customer of the Business to any third person, firm or corporation, including, without limitation, any Competitive Business.

6.7

In view of the nature of Executive's employment and the Proprietary Information and trade secrets that Executive has received during the course of his employment, and without limiting the generality of any other provision of this Agreement, Executive also agrees that Company would be irreparably harmed by any violation or threatened violation of this Agreement and that, therefore, Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of this Agreement, in addition to any other relief, including monetary damages, to which Company may be entitled. The obligations described in this paragraph shall continue in effect after the payment of the sums described herein.

6.8

Executive agrees that the terms and the time periods provided for, and encompassed by, the covenants contained in this Section 6 are necessary and reasonable in order to protect the good will and value of the Business and are a material inducement to Company's execution of this Agreement.  If any court having jurisdiction at any time hereafter shall hold any provision or clause of this Agreement to be unreasonable as to its scope, territory or term, and if such court in its judgment or decree shall declare or determine that scope, territory or term which such court deems to be reasonable, then such scope, territory or term, as the case may be, shall be deemed automatically to have been reduced or modified to conform to that declared or determined by such court to be reasonable.

7.

General Releases.

7.1

As a material inducement for Company to enter into this Agreement, and as partial consideration for the payments provided herein, Executive, for himself and on behalf of his heirs, families, executors and administrators and on behalf of SmartCloud Technologies, Inc. and its parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns (collectively, the “Executive Releasing Parties”), knowingly and voluntarily waives and releases all rights and claims ("Claims"), known and unknown, which the Executive Releasing Parties may have against Company, and/or any of Company's related or affiliated entities or successors, or any of their current or former parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns, including without limitation, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, except as set forth in Section 7.5.

7.2

As a material inducement for Executive to enter into this Agreement, and as partial consideration for the covenants provided herein, Company for itself and on behalf of its parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns (collectively, “Company Releasing Parties”) knowingly and voluntarily waives and releases all Claims, known and unknown, which the Company Releasing Parties may have against Executive, and/or any of Executive's affiliates (including SmartCloud Technologies, Inc. and its current or former parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors or assigns), heirs, executors, administrators, successors or assigns, including without limitation, any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind, except as set forth in Section 7.5.

7.3

The Executive Releasing Parties’ general release under this Agreement includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, libel, professional liability or any other claims relating to Executive's relationship with Company.

7.4

Executive Releasing Parties’ general release also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (a) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et. seq. (race, color, religion, sex, and national origin discrimination; (b) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. (age discrimination); (c) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (d) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (e) the California Fair Employment and Housing Act, Cal. Gov't. Code §12900, et. seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual orientation; sexual or racial harassment and age); (f) the California Labor Code § 200, et. seq. (salary, commission, compensation, benefits and other matters); (g) the Fair Labor Standards Act, 29 U.S.C. § 201, et. seq. (wage and hour matters, including overtime pay); (h) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), 42 U.S.C. S 1395(c) (insurance matters); (i) Executive Order 11141 (age discrimination); (j) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et. seq. (disability discrimination); (k) the Wheeler Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et. seq. (employee benefits); (l) Title I of the Americans with Disabilities Act (disability discrimination); California Labor Code Section 132a (discrimination based on filing a workers' compensation claim); and (m) any applicable California Industrial Welfare Commission Order (wage matters).

7.5

The releases set forth in this Section 7 shall not (i) release obligations incurred pursuant to this Agreement; (ii) release claims in connection with events occurring after the date hereof; (iii) preclude any party hereto from enforcing its rights and remedies hereunder, or (iv) release Claims for indemnification from the Company to which Executive may be entitled under the Company’s governing instruments or under applicable law.

7.6

The matters that are the subject of the releases referred to in this Agreement, as described above, shall be referred to collectively as the "Released Matters."

8.

Unknown Claims. Each party acknowledges that there is a risk that subsequent to the execution of this Agreement, such party will incur or suffer damage, loss or injury to persons or property that is unknown or unanticipated at the time of the execution of this Agreement. Each party hereby specifically assumes such risk and agrees that this Agreement and the releases contained herein shall and do apply to all unknown or unanticipated claims, as well as those currently known or anticipated. Accordingly, each party acknowledges that such party has read the provisions of California Civil Code Section 1542, which provides as follows:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Notwithstanding the provisions of Section 1542 and any similar law of any other jurisdiction, and for the purpose of implementing a full and complete release and discharge, each party expressly acknowledges that this Agreement is intended to include and does include in its effect, without limitation, all claims not known or suspected to exist at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claim or claims.

9.

Assumption of Risk; Investigation of Facts; Representations.

9.1

Company and Executive represent that they have all necessary power and authority to enter into this Agreement and have taken all action necessary to consummate the transactions contemplated hereby and to perform their obligations hereunder.  Each of Executive and Company have duly executed and delivered this Agreement, and this Agreement is a legal, valid and binding obligation of each party, enforceable against each party in accordance with its terms.

9.2

Each party hereby expressly assumes the risk of any mistake of fact or that the true facts might be other than or different from the facts now known or believed to exist, and it is each party's express intention to forever settle, adjust and compromise any and all disputes between and among them, finally and forever, and without regard to who may or may not have been correct in their respective understandings of the facts or the law relating thereto.

9.3

In making and executing this Agreement, each party represents and warrants to the other that such party has made such investigation of the facts and the law pertaining to the matters described in this Agreement as such party deems necessary, and such party has not relied upon any statement or representation, oral or written, made by the other party with regard to any of the facts involved in any dispute or possible dispute between the parties hereto, or with regard to any of such party's rights or asserted rights, or with regard to the advisability of making and executing this Agreement.

10.

Ownership of Claims. Each party represents and agrees that such party has not assigned or transferred, or attempted to assign or transfer, to any person or entity, any of the Released Matters.

11.

No Representations. Executive represents and agrees that no promises, statements or inducements have been made to him that caused him to sign this Agreement other than those expressly stated in this Agreement.

12.

Confidentiality of this Agreement. Executive understands and agrees that this Agreement shall be maintained in strict confidence, and that Executive shall not disclose any of its terms to another person, except legal counsel, accountants tax/financial advisors, or spouse, if any, unless required by law.  Company may disclose this Agreement in the event it deems such disclosure to be required by law, including, without limitation, pursuant to the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

13.

Successors. This Agreement shall be fully binding and enforceable with respect to the parties, and their respective parents, subsidiaries, partners, affiliates, shareholders, directors, officers, employees, agents, representatives, predecessors, successors, assigns, heirs, families, executors and administrators.

14.

Arbitration. Except as provided in Section 6.7, any claim or controversy arising out of or relating to this Agreement, or any breach thereof between the parties, shall be submitted to arbitration in Los Angeles, California, before an experienced employment arbitrator selected in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as the exclusive remedy for such claim or controversy. Any party desiring to arbitrate shall give written notice to the other party within a reasonable period of time after the party becomes aware of the need for arbitration. The decision of the arbitrator shall be final and binding. Judgment on any award rendered by such arbitrator may be entered in any court having jurisdiction over the subject matter of the controversy. The fees and costs of the arbitrator shall be paid equally by the Company and Executive. The parties shall bear their own legal fees.

15.

Release of Age Discrimination Claims.

15.1

Age Discrimination is Specifically Intended to be Included as a Released Action. Executive specifically intends that this Agreement shall include a complete release of claims under the Age Discrimination in Employment Act of 1967 (the "ADEA"; 29 U.S.C. §§ 621 et seq.), as amended by the Older Workers' Benefit Protection Act of 1990, except for any allegation that a breach of this Act occurred following the date of this Agreement.

15.2

Additional Consideration. Executive agrees and promises that this Agreement by Company represents obligations by Company to Executive that are in addition to anything of value to which Executive was otherwise entitled from Company. In addition, Executive acknowledges and agrees that additional consideration has been provided by Company (beyond that which would have otherwise been provided) in order to effect a valid waiver of Executive's claims under the Federal age discrimination laws.

15.3

Advice to Consult an Attorney. Executive is hereby advised to consult with his attorney before signing this Agreement, because he is giving up significant legal rights. Executive acknowledges that he has been so advised and has, in fact, consulted fully with his attorney before signing this Agreement. The parties hereto, and each of them, further represent and declare that in executing this Agreement, they rely solely upon their own judgment, belief and knowledge, and on the advice and recommendations of their own independently selected legal counsel, concerning the nature, extent and duration of their rights and claims and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements covering any matters made by any of the parties hereto or by any person representing them or any of them. The parties acknowledge that no party hereto nor any of their representatives has made any promise, representation or warranty whatsoever, written or oral, as any inducement to enter into this Agreement, except as expressly set forth in this Agreement.

15.4

Reasonable Time to Consider Settlement Agreement. Executive acknowledges that he has been given a reasonable period of time (a maximum of twenty-one (21) days, if he so chooses) to consider this Agreement before signing this Agreement. Executive understands that he has seven (7) days following signing of this Agreement to rescind it, but only insofar as it effects a release of a claim for violation of the ADEA, in which case it shall remain fully effective in all other respects. To rescind this Agreement as to the ADEA, Executive agrees to fax a letter signed by Executive to Company, by the end of the seven-day period. The remainder of this Agreement shall remain in full force and effect including, but not limited to, Section 7 above.

15.5

Non-Release of Future Claims. Executive is hereby advised that this Agreement does not waive or release any rights or claims that Executive may have under the ADEA, or otherwise, which arise after the date Executive signs this Agreement.

16.

Execution In Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

17.

Severability and Governing Law. The parties hereto agree that if any term, provision, covenant or condition of this Agreement is found to be invalid, illegal or unenforceable, then the parties hereto shall renegotiate such term, provision, covenant or condition in good faith to effectuate its/their purpose and to conform the provision(s) to applicable law to make such term valid, legal and enforceable, or if such term, provision, covenant or condition may not be amended or modified so as to become valid, legal and enforceable, then such term, provision, covenant or condition shall be deemed excised from this Agreement, and the remaining terms and conditions hereof shall remain in full force and effect and shall in no way be impaired or invalidated thereby.  This Agreement is made and entered into in the State of California and shall in all respects be interpreted, enforced and governed under the laws of California, without regard to its principles of conflict of laws.

18.

Proper Construction. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

19.

Entire Agreement. This Agreement is the entire agreement between Executive and Company, and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter, including the Letter Agreement.

20.

Notice. Notice. Any notice or other communication required or permitted to be given under this Agreement must be in writing and may be personally delivered; mailed by certified mail, return receipt requested, postage prepaid, addressed to the parties at the following addresses; or be personally delivered to the parties at the following addresses:

Executive:

Andrew Birnbaum

2973 Harbor Blvd., Suite 670

Costa Mesa, CA 92626

Company:

Vapor Hub International, Inc.

67 W. Easy Street, Unit 115

Simi Valley, CA 93065

Attention: Lori Winther

All notices and other communications delivered in person will be deemed given at the time they are received by the party to whom the notice is being given. All notices and communications delivered by mail will be deemed to be given at the expiration of three days after the date of mailing. The address of a party to which notices or other communications must be mailed or sent may be changed from time to time by giving notice to the other party.

21.

Waiver & Amendment. No waiver of any provision of this Agreement may be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing and signed by both of the parties subsequent to the date hereof.

22.

Further Acts. Each party to this Agreement shall perform any further acts and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

23.

Effective Date and Use of Executed Copies. This Agreement shall be effective following execution by each of the parties. A copy of the executed signature page may be used as an original for all purposes, and each executed copy of this Agreement shall be deemed to be an original.

PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EACH PARTY TO THIS AGREEMENT HAS MADE SUCH INVESTIGATION OF THE FACTS PERTAINING TO THIS SETTLEMENT AND THIS AGREEMENT AND OF ALL MATTERS PERTAINING THERETO AS HE/IT DEEMS NECESSARY.

DATE:    9/30/2014

/s/ Andrew Birnbaum

Andrew Birnbaum

DATE:    10/08/2014

VAPOR HUB INTERNATIONAL INC.

/s/ Lori Winther

Name: Lori Winther

Title: Chief Financial Officer

ATTACHMENT A

1.

The following is a complete list of Inventions relevant to the subject matter of my employment with Vapor Hub International, Inc. (the “Company”) that have been made, conceived, reduced to practice or developed by me (in whole or in part, either alone or jointly with others) prior to my employment by the Company that I desire to clarify are not owned by the Company (but are subject to Section 6.4(f) of the Agreement).

[  ]

No Inventions

  (initials)

[X]

See below:

That certain internet “Portal” as in existence on the date of the commencement of Executive’s employment with the Company on March 24, 2014, as documented in Executive’s written records existing prior to such date.  The internet Portal is an idea for a website where distributors can purchase eliquid and other products at a volume discount and receive credit towards the purchase of other promotional materials.

[  ]

Additional sheets attached

ATTACHMENT B

Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)

Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)

Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.